                                                                    Exhibit 99.1
                                                                    ------------

                                                                 October 7, 1996
                                                           FOR IMMEDIATE RELEASE

Contact: Joseph W. Carreras
                  Chairman of the Board and
                    Chief Executive Officer
                  216-771-6700

         SINTER METALS, INC. ANNOUNCES DEFINITIVE AGREEMENTS TO ACQUIRE
           KREBSOGE SINTERHOLDING GmbH AND POWDER METAL HOLDING, INC.

         CLEVELAND, OH, October 7 --Cleveland-based Sinter Metals, Inc. (NYSE:SNM), the U.S.'s largest producer of precision pressed powder metal components, today said that it has reached a definitive agreement with Maag Holding AG, based in Zurich, Switzerland, to acquire all of the outstanding shares of Powder Metal Holding, Inc. ("PMH"), the U.S.'s second largest producer of precision pressed powder metal components. The Company further announced that, in a related transaction, it would also acquire from Maag substantially all of the shares of Krebsoge Sinterholding GmbH, Germany's and Europe's largest precision pressed powder metal components producer. The combined transaction results in Sinter Metal's being the largest producer of pressed powder metal components in the world with 1997 sales expected to exceed $400 million.

         Sinter Metals announced that the combined purchase price was approximately $215 million and that it has obtained a senior bank commitment from Salomon Brothers Inc for $275 million, which is expected to be used for the purchases, the refinancing of existing Sinter debt and working capital needs going forward. Sinter Metals said that the transactions would be accretive to shareholders. The Company also said that the acquisitions are expected to close by the 1996 year end, subject to certain conditions and U.S. and German governmental approvals.

         "The acquisition of Krebsoge Sinterholding--the largest pressed powder metal producer in Europe and one of the largest in the world--presented the opportunity to become the largest global player in the industry," said Joseph W. Carreras, Chairman and Chief Executive Officer of Sinter Metals. "The action dramatically enhances the technical synergies and service capabilities we are able to offer customers throughout Europe and the U.S.

         "The concurrent agreement to acquire PMH, and its major operating subsidiary ICM/Krebsoge (ICM/K), culminates a long term effort which we began in November 1993 when we purchased a 30% interest in PMH as part of our growth strategy," he continued. He noted that the purchase of PMH and Krebsoge are the latest initiatives in an ongoing and aggressive acquisition program begun four years ago that will position Sinter Metals as the undisputed industry leader and gives it the ability to service the full range of our customer's pressed powder metal needs throughout the U.S. and Europe.

         "These acquisitions provide a substantial boost to our goals of product, geographic and technical diversification, as well as providing new avenues of sales and earnings growth," Carreras added. "We're able to follow and meet the needs of customers wherever they go in major U.S. and European markets, and to do so as the technical leader in the pressed powder metal market having strong capabilities in all of the major powder metal technologies."

         PMH had 1995 sales of $106.5 million and Krebsoge had sales of $146.2 million. Sinter Metals' 1995 sales totaled $94.3 million. PMH (based in Livonia, Michigan) has two operating facilities in Indiana, one in Ohio and one in Canada. Krebsoge (based in Radevormwald, Germany) has six operating facilities in Germany and one in Connecticut. PMH specializes in large structural powder metal parts, with a predominant portion of its sales going to the Big Three automotive customers. Krebsoge offers a full line of products ranging from smaller parts for automotive and industrial manufacturers to large structural parts principally for automotive producers. Customers include Volkswagen, Daimler-Benz, BMW, Ford Europe, Opel and other major European automotive producers and major European auto and industrial parts manufacturers such as Bosch and the ZF Group. Additionally, their production of filters and bearings augments Sinter Metals' product offerings in those markets. After the acquisitions, Sinter Metals will have over 3,000 employees.

         Sinter Metals is engaged in the engineering and production of precision pressed metal components for use principally in the automotive, lawn and garden, power tool and home appliance industries. The acquisition adds 11 additional production facilities to Sinter Metals' existing seven facilities. With the acquisitions, the Company manufactures over 2,000 different pressed metal components such as gears, bearings and sprockets, primarily for use in engines, transmissions and other drive mechanisms.

         The above statements contained in this release include forward looking statements that involve a number of risks and uncertainties. Among the other factors that could cause actual results to differ materially are the following: business conditions in the automobile industry and in the general economy; competitive factors, such as price pressures; and the risk factors that may be listed from time to time in the Company's SEC reports.

                                     Page 2